THREE-FIVE SYSTEMS, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                   EXHIBIT 11
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                                                                        FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                                           ------------------------------------------

                                                              1995            1994            1993
                                                           ----------     ------------    -----------

Common shares outstanding beginning of period              7,691,524        6,641,944       6,426,260

Effect of Weighting Shares:
  Employee stock options exercised                            24,472           23,824         151,966
  Employee stock options outstanding                         367,555          418,983         461,892
  Issuance of common stock                                       -            797,260             -
                                                           ----------     ------------    -----------

Primary                                                    8,083,551        7,882,011       7,040,118
                                                           ==========     ============    ===========



Common shares outstanding beginning of period              7,691,524        6,641,944       6,426,260

Effect of Weighting Shares:
  Employee stock options exercised                            24,472           23,824         151,966
  Employee stock options outstanding                         367,567          427,443         504,570
  Issuance of common stock                                       -            797,260             -
                                                           ----------     ------------    -----------

Fully diluted                                              8,083,563        7,890,471       7,082,796
                                                           ==========     ============    ===========

Income before cumulative effect of accounting change     $ 8,417,000    $  12,546,000   $   4,130,000
Cumulative effect of accounting change                           -                -           924,000
                                                           ----------     ------------    -----------
Net income                                               $ 8,417,000    $  12,546,000   $   5,054,000
                                                           ==========     ============    ===========

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARES:

Net income per share

Primary:
  Income before cumulative effect of accounting change   $     1.04     $       1.59    $        0.59
  Cumulative effect of accounting change                         -                -              0.13
                                                           ----------     ------------    -----------
  Net income                                             $     1.04     $       1.59    $        0.72
                                                           ==========     ============    ===========

Fully diluted:
  Income before cumulative effect of accounting change   $     1.04     $       1.59    $        0.58
  Cumulative effect of accounting change                    -               -                    0.13
                                                           ----------     ------------    -----------
  Net income                                             $     1.04     $       1.59    $        0.71
                                                           ==========     ============    ===========
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